China Valves Technology, Inc.
Ray Chen, VP of Investor Relations
Tel: +1 650-281-8375
+86 13925279478	CCG Investor Relations
E-mail: raychen@cvalve.net	Crocker Coulson, President
Tel: +1 646-213-1915
Renrui Tang, CFO	E-mail: crocker.coulson@ccgir.com
Tel: +86-371-8600-9777	http://www.ccgirasia.com
E-mail: renrui.tang@cvalve.com
http://www.cvalve.com

FOR IMMEDIATE RELEASE

China Valves Technology, Inc. Announces Record Second
Quarter 2010 Results

ZHENGZHOU, CHINA, August 10, 2010 – China Valves Technology, Inc. (NASDAQ: CVVT) ("China Valves” or the “Company"), a leading Chinese metal valve manufacturer, today announced its financial results for the three months ended June 30, 2010.

Second Quarter 2010 Highlights

  Second quarter net revenue reached $49.3 million, up 97.5% year-over-year
  Gross profit increased to $23.0 million, up 84.0% year-over-year
  Net income reached $14.3 million, or $0.41 per fully diluted share, up from $0.2 million, or $0.01 per fully diluted share, for the second quarter of 2009
  Adjusting for non-cash items related to the change in fair value of warrant liabilities, adjusted net income was $13.5 million, or $0.39 per diluted share, compared with adjusted net income of $7.7 million, or $0.25 per diluted share, for the second quarter of 2009

“China Valves achieved record financial results this quarter, reflecting the strong demand for the products of our original subsidiaries and our recent acquisitions. In addition to enriching our product portfolio, our acquisitions have brought us a larger and more diverse customer base," said Mr. Siping Fang, Chairman and CEO of China Valves. “This quarter we focused primarily on our core markets in the thermal power generation and water supply sectors, while also developing our presence in the petrochemical, oil and gas, and nuclear sectors. Given our financial performance thus far and the current market environment, we are confident of our strong performance in 2010.”

Second Quarter 2010 Results

For the quarter ended June 30, 2010, the Company’s total revenue was $49.3 million, up 97.5% from $24.9 million in the same quarter last year. The increase was primarily a result of $20.5 million in revenue contributed by the recently acquired subsidiaries Yangzhou Rock Valve Lock Technology Co., Ltd. (“Yangzhou Rock”), Able Delight (Changsha) Valve Co., Ltd. (“Able Delight”) and Shanghai Pudong Hanwei Valve Co., Ltd. (“Shanghai Hanwei”).

The increased demand for the Company’s valves was driven by China’s rapid industrialization and infrastructure investment by the Chinese government. In addition, market approval of the Company’s innovative products, high temperature high pressure power station gate valves and two-way metal sealing butterfly valves was higher compared to the same period last year. The Company also expanded sales in new markets such as petrochemical, oil and nuclear power, while reinforcing its position in its traditional strongholds in the thermal power and hydro-power markets.

Gross profit for the quarter was $23.0 million, up 84.0% from $12.5 million for the same period of 2009. Gross margin was 46.7% for the quarter compared to 50.1% for the same period in 2009 as a result of the acquisitions of three new subsidiaries. In the second quarter, the gross margin of the Zhengzhou City Zhengdie Valve Co., Ltd. and Taizhou Taide Valve Co., Ltd. were both over 50%. However, the acquisitions of Able Delight, Yangzhou Rock and Shanghai Hanwei decreased overall gross margin as the Company is still in the process of streamlining operations and improving the production efficiency of the new subsidiaries by reducing raw material waste .

Selling expenses were $2.8 million, compared to $1.8 million in the same quarter of 2009. This increase was mainly because of higher commission expenses associated with increased sales. However, selling expenses as a percentage of sales decreased to 5.6% for the second quarter 2010 from 7.2% for the second of quarter 2009 as the Company implemented stricter cost control policies.

General and administrative expenses were $3.0 million, compared to $1.2 million in the second quarter of 2009. The increase was primarily attributable to the three newly acquired subsidiaries.

Research and development expenses were $80,729, compared to $17,137 in the second quarter of 2009. The increase was mainly due to the increased number of projects under development.

Total other income was $1.2 million for the second quarter of 2010, compared with $0.8 million for the same period in the previous year. The increase was mainly due to the non-cash gain in the fair value of warrant liabilities of $0.8 million.

Income tax expense was $4.0 million, compared to $2.6 million for the second quarter of 2009. Income tax increased mainly due to increased taxable earnings in the three month period ended on June 30, 2010, compared to 2009.

Net income for the second quarter of 2010 was $14.3 million, up from $0.2 million for the corresponding quarter 2009. Diluted earnings per share were $0.41 for the second quarter of 2010, compared to diluted earnings per share of $0.01 for the second quarter of 2009. After adjusting for a non-cash change in the fair value of warrant liabilities of $0.8 million, the Company achieved net income of $13.5 million, or $0.39 per diluted share for the second quarter 2010, compared to $7.7 million, or $0.25 per diluted share, for the second quarter of 2009, after adjusting for non-cash stock compensation expense related to the release of 4.2 million make good shares from escrow because the Company achieved its make good target for fiscal year 2009 and a change in the fair value of warrant liabilities. Please see the table below for a reconciliation of adjusted financial information to GAAP financial information.

The Company had 34,820,455 weighted average diluted shares outstanding in the second quarter 2010 compared with 31,398,207 in the second quarter 2009.

Comparison of the First Six Months of 2010 and 2009

Revenue for the first six months of 2010 was $76.0 million, up 78.9% from revenue of $42.5 million for the first six months of 2009. Gross profit was $36.8 million, up 74.3% from gross profit of $21.1 million for the six months of 2009. Gross margin was 48.5%, compared to 49.7% for the first six months of 2009. Net income was $20.9 million, or $0.60 per diluted share, up 558% from $3.2 million, or $0.11 per diluted share, for the same period a year ago. After adjusting for a gain of $1.0 million from acquisitions and $0.6 million in change in fair value of warrant liabilities, non-GAAP net income for the first six months of 2010 was $20.5 million, or $0.59 per diluted share, compared with $11.1 million, or $0.37 per diluted share, in the corresponding period of 2009, after adjusting for non-cash stock compensation expense related to the release of make good shares from escrow and a change in the fair value of warrant liabilities.

Financial Condition

As of June 30, 2010, China Valves had $13.4 million in cash and cash equivalents, $63.0 million in working capital and a current ratio of 2.7:1. Days sales outstanding were 110 for the six months ended June 30, 2010 compared with 112 for the corresponding period last year. The Company had no long-term debt on its balance sheet. Shareholders' equity stood at $160.7 million, compared with $113.4 million as of December 31, 2009.

The Company generated $5.1 million in cash from operating activities for the six months ended June 30, 2010, compared with $15.3 million for the same period in 2009. The decrease in cash flow from operating activities was primarily due to the increased trade receivables and inventories resulting from the increased sales in the second quarter of 2010, the new subsidiaries acquired, as well as an expected increase in sales during the third quarter of 2010.

The Company used $31.1 million in cash for investing activities for the six months ended June 30, 2010, mainly due to cash paid for acquisitions. In the same period, the Company had $24.5 million in cash flow from financing activities, mainly due to the public offering of securities and the exercise of outstanding warrants.

As of June 30, 2010, the Company had no principal outstanding under its credit facilities and lines of credit.

Subsequent Events

On July 9, 2010, the Company hosted its Annual General Meeting. At the Annual Meeting, stockholders re-elected each of the following nominees to the board of directors of the Company for a one-year term: Siping Fang, Binjie Fang, Zengbiao Yu, Peter Li and William Haus. Stockholders also ratified the appointment of Frazer Frost LLP as the independent registered public accounting firm of the Company for the current year.

Business Outlook

So far, the Company has been successful in executing its growth plan, which includes improving sales efficiency through increased consolidation of sales of its different subsidiaries, geographic diversification for product promotion, and diversification of end-user industries. The Company’s backlog at the end of July 2010 is around RMB 600 million (approximately $87.9 million), which it expects to realize by the end of this year.

Given the variations in gross margin for the Company’s different products and operating subsidiaries, the Company experiences fluctuations in gross margin from quarter to quarter.

"Integrating our newly acquired subsidiaries and consolidating their sales is our key focus for the remainder of 2010. We expect to see increased contribution from our newest subsidiary Shanghai Hanwei in the second half of 2010, which will also substantially increase our exposure to the fast-growing petrochemical industry. While we enhance the operations of our existing operating subsidiaries, we will also continuously assess potential acquisitions that will improve our competitive strengths,” said Mr. Fang.

The Company reiterates its net income guidance of $40 million for fiscal year 2010.

“Although we passed the midpoint of our guidance six months into the year and have a solid backlog, we choose to remain conservative at this time and will continue to provide regular updates to investors on our business,” concluded Mr. Fang.

Conference Call

The Company will host a conference call at 9:00a.m. EDT on Tuesday, August 10, 2010 to discuss the second quarter fiscal year 2010 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 359-2871. International callers should dial +1(702) 224-9509. When prompted by the operator, mention the conference passcode 92072817. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Tuesday, August 10, 2010 at 10:00 a.m. EDT. To access the replay, please dial (800) 642-1687 and enter the passcode 92072817. International callers should dial +1(706) 645-9291 and enter the same passcode 92072817.

Non GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements for the three and six months ended June 30, 2010 and June 30, 2009 presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes the impact of gains from acquisitions, changes in fair value of derivative instruments and non-cash compensation expenses related to the make good agreement associated with the Company’s August 2008 private placement financing. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies.

Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. In addition, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measure to the nearest GAAP measure appears in the table below.

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Net Income	$14,295,607	$212,711	$20,911,832	$3,180,062
Add back (Deduct):
Change in fair value of warrant liabilities	(789,670)	634	564,504	400,634
Non-cash stock compensation expense related to
the release of make good shares from escrow	0	7,499,487	0	7,499,487
Gain from acquisition	0	0	(1,016,198)	0
Adjusted Net Income	$13,505,937	$7,712,832	$20,460,138	$11,080,183

Diluted EPS	$0.41	$0.01	$0.60	$0.11
Add back (Deduct):
Change in fair value of warrant liabilities	(0.02)	0.00	0.02	0.01
Non-cash stock compensation expense	0.00	0.24	0.00	0.25
Gain from acquisition	0.00	0.00	(0.03)	0.00
Adjusted EPS	$0.39	$0.25	$0.59	$0.37

Weighted average diluted shares outstanding	34,820,455	31,398,207	34,691,494	30,138,748

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Taide Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., Able Delight (Changsha) Valve Co., Ltd. and Shanghai Pudong Hanwei Valve Co., Ltd., is engaged in the development, manufacturing and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products through extensive research and development and owns a number of patents. It enjoys significant domestic market share and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

Financial Tables to Follow:

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE, 2010 AND 2009
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
SALES	$49,257,487	24,946,420	$76,041,724	$42,513,211

COST OF GOODS SOLD	26,272,523	12,451,804	39,197,224	21,373,616

GROSS PROFIT	22,984,964	12,494,616	36,844,500	21,139,595

OPERATING EXPENSES:
Selling	2,778,385	1,799,919	4,212,462	2,914,856
General and administrative	3,019,668	1,197,235	6,018,534	3,758,843
Non-cash stock compensation expense	11,924	7,499,487	32,171	7,499,487
Research and development	80,729	17,137	154,932	22,816
Total operating expenses	5,890,706	10,513,778	10,418,099	14,196,002

INCOME FROM OPERATIONS	17,094,258	1,980,838	26,426,401	6,943,593

OTHER EXPENSE (INCOME):
Other (income) expense, net	(430,665)	(878,987)	(395,876)	(641,447)
Gain from acquisition	-	-	(1,016,198)	-
Interest and finance expense, net	31,412	54,703	66,198	126,152
Change in fair value of warrant liabilities	(789,670)	634	564,504	400,634
Total other (income) expense, net	(1,188,923)	(823,650)	(781,372)	(114,661)

INCOME BEFORE PROVISION FOR INCOME TAXES	18,283,181	2,804,488	27,207,773	7,058,254

INCOME TAX EXPENSE	3,987,574	2,591,777	6,295,941	3,878,192

NET INCOME	14,295,607	212,711	20,911,832	3,180,062

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation gain (loss)	652,538	(72,181)	686,317	(81,065)

COMPREHENSIVE INCOME	$14,948,145	$140,530	$21,598,149	$3,098,997

BASIC EARNINGS PER SHARE:
Weighted average number of shares	34,634,710	31,393,701	34,447,460	30,133,048
Earnings per share	0.41	0.01	0.61	0.11

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	34,820,455	31,398,207	34,691,494	30,138,748
Earnings per share	$0.41	$0.01	$0.60	$0.11

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 AND DECEMBER 31, 2009

ASSETS
	June 30,	December 31,
	2010	2009
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$13,362,262	$14,485,408
Restricted cash	732,435	1,047,389
Notes receivable	395,759	414,193
Accounts receivable, net of allowance for doubtful accounts of $1,100,076
and $908,338 as of June 30, 2010 and December 31, 2009, respectively	60,923,584	32,341,042
Other receivables	4,153,653	4,481,610
Inventories, net	19,244,059	9,246,801
Purchase deposits and prepaid expense	1,760,187	1,567,960
Advances on inventory purchases - related party	-	385,066
Rental prepayment - short-term	308,888	307,630
Total current assets	100,880,827	64,277,099

PLANT AND EQUIPMENT, net	39,776,606	28,468,866

OTHER ASSETS:
Accounts receivable - retainage, long-term	2,380,582	1,523,395
Deposit for acquisition	-	13,215,650
Advances on equipment purchases	687,604	654,931
Rental prepayment - long-term	123,685	307,630
Long term receivable	441,900	440,100
Goodwill	31,999,311	20,811,767
Intangibles, net of accumulated amortization	22,383,983	9,639,180
Other investments, at lower of cost or market	767,642	764,515
Total other assets	58,784,707	47,357,168

Total assets	$199,442,140	$140,103,133

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$11,902,373	$6,953,499
Accounts payable - related party	226,049	-
Short term loans	6,258,806	5,048,246
Other payables	2,780,862	2,662,930
Other payables - related parties	1,434,176	1,891,870
Notes payable	294,600	733,500
Accrued liabilities	2,293,645	2,033,626
Customer deposits	6,362,194	3,325,906
Taxes payable	6,324,731	2,293,346
Total current liabilities	37,877,436	24,942,923

WARRANT LIABILITIES	891,219	1,730,837

Total liabilities	38,768,655	26,673,760

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized;
34,642,876 shares and 31,727,212 shares issued and outstanding
as of June 30, 2010 and December 31, 2009, respectively	34,642	31,726
Additional paid-in-capital	96,177,990	70,534,943
Statutory reserves	7,848,251	5,534,575
Retained earnings	49,774,383	31,176,227
Accumulated other comprehensive income	6,838,219	6,151,902
Total shareholders' equity	160,673,485	113,429,373

Total liabilities and shareholders' equity	$199,442,140	$140,103,133

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30,
(Unaudited)

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,911,832	$3,180,062
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation	1,655,195	698,114
Amortization	325,362	105,081
Bad debt provision	187,257	433,288
Gain on acquisition	(1,016,545)	-
Loss on disposal of fixed assets	-	30,148
Stock compensation	32,171	7,499,487
Change in fair value of warrant liabilities	564,504	400,634
Change in operating assets and liabilities:
Restricted cash due to sales convenant	325,529	(3,894)
Notes receivable	20,046	(139,367)
Accounts receivable-trade	(28,511,940)	433,322
Other receivables	344,876	(710,012)
Inventories, net	(1,403,737)	(200,201)
Purchase deposits and prepaid expense	(8,196)	(851,661)
Advances on inventory purchases-related party	204,514	483,969
Accounts receivable - retainage	(857,187)	-
Accounts payable-trade	4,900,393	2,570,250
Accounts payable-trade - related party	405,679	-
Other payables	106,605	(569,909)
Other payables - related parties	(304,912)	(362,452)
Accrued liabilities	251,575	10,722
Customer deposits	3,010,373	598,770
Taxes payable	4,005,623	1,707,238
Net cash provided by operating activities	5,149,017	15,313,589

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(220,050)	(441,602)
Advances on equipment purchases	-	(21,986)
Cash paid for acquisitions	(28,546,000)	-
Purchases of equipment	(2,330,227)	(6,785,183)
Net cash used in investing activities	(31,096,277)	(7,248,771)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash due to covenant	(7,592)	628,912
Repayment of notes payable	(440,100)	(586,280)
Cash proceeds from public offering and warrants exerised	23,881,858	-
Proceeds from short-term loan - banks and others	1,544,480	-
Proceeds from short-term loans-related parties	-	1,474,548
Repayments of short-term loans-related parties	-	(1,423,938.00)
Repayments of short-term loan- banks and others	(444,232)	(4,792,839.00)
Net cash provided by (used in) financing activities	24,534,414	(4,699,597)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	289,700	(97,008)

(DECREASE)/INCREASE IN CASH	(1,123,147)	3,268,213

CASH and CASH EQUIVALENTS, beginning of period	14,485,408	16,427,883

CASH and CASH EQUIVALENTS, ending of period	$13,362,262	$19,696,096

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$97,809	$138,133
Cash paid for income taxes	$2,223,508	$1,324,470

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